Exhibit 99.1

Nortech Systems Reports First Quarter Results

And Actions to Reduce Facility Costs

MINNEAPOLIS – May 16, 2024 -- Nortech Systems Incorporated (Nasdaq: NSYS) (“Nortech” or, the "Company"), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, industrial and defense markets, reported first quarter ended March 31, 2024 financial results.

2024 Q1 Highlights:

●	Net sales of $34.2 million, down 1.9% from Q1 2023.
●	Net income increased to $765 thousand, or $0.26 per diluted share, compared with net income of $681 thousand or $0.23 per diluted share, in Q1 2023.
●	Gross margin of 15.9%, up 20 basis points from gross margin of 15.7% in the same prior-year quarter.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $1.637 million, compared with EBITDA of $1.559 million in the prior year.
●	Signed new $15 million cash flow line of credit agreement.
●	90-day backlog of $35.2 million as of March 31, 2024, consistent with the prior year-end level.

Management Commentary

“We posted solid results in the first quarter of 2024 and continued to improve margins and manage expenses,” said Jay D. Miller, President and CEO of Nortech. “As a result, we are generating improved net income and EBITDA in the quarter as compared with the same quarter in 2023.”

“Our dedicated Nortech employees worldwide embody our corporate values, including teamwork, excellence, commitment, integrity and innovation,” Miller noted. “While we measure employee engagement success with a number of metrics, we are pleased to see continued high employee retention and high employee engagement. Most recently, 230 of our North American employees participated in the American Cancer Society “FIT2Be Cancer Free” challenge.”

“As we further look for opportunities to optimize our expense structure and plant capacity utilization, we are consolidating our Minnesota facilities. This morning we announced the decision to consolidate production of our wire and cable products for the Aerospace and Defense industry to our Bemidji, Minnesota facility. The shift in production is expected to be completed by the end of 2024, at which time the Company will close the Blue Earth, Minnesota facility. In the spirit of taking the best care of our employees as possible, all Blue Earth employees will be extended job offers at our other Minnesota facilities. We sincerely hope to keep them all.”

“Further, we are consolidating the square footage of our Maple Grove, Minnesota headquarters and engineering facility by almost 30 percent. This reduction reflects our current and future space needs which have been heavily influenced by the Company’s hybrid remote work arrangements.”

2024 First Quarter

($ in thousands)	Q1 24	Q1 23	% Change
Net sales	$34,215	$34,888	(1.9	) %
Gross profit	$5,448	$5,484	(0.7	) %
Operating expenses	$4,293	$4,431	(3.1	) %
Net income	$765	$681	12.3%
EBITDA	$1,637	$1,558	5.1%

In the first quarter of 2024, net sales totaled $34.2 million. This represents a 1.9% decrease from net sales of $34.9 million in the first quarter of 2023. For the first quarter, gross profit totaled $5.4 million, or 15.9% of net sales, compared with gross profit of $5.5 million, or 15.7%, in the prior year. First quarter 2024 operating expenses totaled $4.3 million, a 3.1% decrease from the prior year operating expenses of $4.4 million.

GAAP net income totaled $765 thousand, or $0.26 per diluted share, in the current quarter, up from GAAP net income of $681 thousand, or $0.23 per diluted share, in the same prior-year quarter. EBITDA totaled $1.637 million, a 5.1% increase from EBITDA of $1.558 million in the same prior-year quarter.

Conference Call

The Company will hold a live conference call and webcast at 3:00 p.m. central time on Wednesday, May 16, 2024, to discuss the Company's 2024 first quarter results. The call will be hosted by Jay D. Miller, Chief Executive Officer and President and Andrew D. C. LaFrence, Chief Financial Officer. To access the live audio conference call, US participants may call 888-506-0062 and international participants may call 973-528-0011. Participant Access Code: 945063. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/50447.

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About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding future financial results, expense management, effects of consolidation of our facilities, and continued high performance of personnel. While this release is based on management's best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) commodity cost increases coupled with challenges in raising prices and/or customer pressure to reduce prices; (2) supply chain disruptions leading to shortages of critical components; (3) volatility in market conditions which may affect demand for the Company's products; (4) increased competition; (5) changes in the reliability and efficiency of operating facilities or those of third parties; (6) risks related to the availability of labor; (7) the unanticipated loss of any key member of senior management; (8) geopolitical, economic, financial and business conditions; (9) the Company's ability to steadily improve manufacturing output and product quality throughout the remainder of 2024 or (10) the impact of global health epidemics on our customers, employees, manufacturing facilities, suppliers, the capital markets and our financial condition. Some of the above-mentioned factors are described in further detail in the section entitled "Risk Factors" in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Reconciliation of Generally Accepted Accounting Principles (“GAAP”) Measures to Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure used by management that we believe provides useful information to investors because it reflects ongoing performance excluding certain non-recurring items during comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between different organizations as a result of differing capital structures and tax strategies. EBITDA is defined as net income (loss) plus interest expense, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered an alternative to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical metric, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

	THREE MONTHS ENDED
	MARCH 31,
CONDENSED INCOME STATEMENTS	2024	2023
(in thousands USD, except share and per share amounts)
Net sales	$34,215	$34,888
Cost of goods sold	28,767	29,404

Gross profit	5,448	5,484
Operating expenses:
Selling expenses	805	890
General and administrative expenses	3,170	3,265
Research and development expenses	318	276
Total operating expenses	4,293	4,431
Income from operations	1,155	1,053
Other expense
Interest expense	(167)	(110)
Total other expense	(167)	(110)
Income before income taxes	988	943
Income tax expense	223	262
Net income	$765	$681

Income per common share:
Basic	$0.28	$0.25
Weighted average number of common shares outstanding - basic	2,741,345	2,692,033

Diluted	$0.26	$0.23
Weighted average number of common shares outstanding - dilutive	2,907,291	2,903,635

Other comprehensive income
Foreign currency translation (loss) gain	(183)	40
Comprehensive income, net of tax	$582	$721

CONDENDSED BALANCE SHEETS ($ in thousands)	MARCH 31, 2024	DECEMBER 31, 2023
ASSETS
Current assets:
Cash	$4,028	$960
Restricted cash	-	715
Accounts receivable, less allowances of $292 and $358, respectively	16,051	19,279
Inventories, net	22,951	21,660
Contract assets	14,194	14,481
Prepaid assets and other assets	1,892	1,698
Total current assets	59,116	58,793
Property and equipment, net	6,134	6,513
Operating lease assets, net	7,339	6,917
Deferred tax assets	2,640	2,641
Other intangible assets, net	223	263
Total assets	$75,452	$75,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$296	$356
Current portion of operating lease obligations	1,235	1,033
Accounts payable	15,217	15,924
Accrued payroll and commissions	4,771	4,138
Customer deposits	3,139	4,068
Other accrued liabilities	1,063	1,063
Total current liabilities	25,721	26,582
Long-term liabilities:
Long-term line of credit	6,170	5,815
Long-term finance lease obligations, net of current portion	168	209
Long-term operating lease obligations, net of current portion	6,977	6,763
Other long-term liabilities	410	414
Total long-term liabilities	13,725	13,201
Total liabilities	39,446	39,783
Shareholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized; 250,000 shares issued and outstanding	250	250
Common stock - $0.01 par value; 9,000,000 shares authorized; 2,747,678 and 2,740,178 shares issued and outstanding, respectively	27	27
Additional paid-in capital	17,009	16,929
Accumulated other comprehensive loss	(715)	(532)
Retained earnings	19,435	18,670
Total shareholders’ equity	36,006	35,344
Total liabilities and shareholders’ equity	$75,452	$75,127

	THREE MONTHS ENDED
CONDENSED CASH FLOW STATEMENTS	MARCH 31,
($ in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$765	$681
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	482	505
Compensation on stock-based awards	80	99
Change in inventory reserves	76	32
Change in accounts receivable allowances	(66)	(32)
Other, net	(4)	(15)
Changes in current operating assets and liabilities:
Accounts receivable	3,215	(206)
Inventories	(1,400)	1,075
Contract assets	287	(823)
Prepaid expenses and other current assets	(328)	(600)
Accounts payable	(8)	(1,799)
Accrued payroll and commissions	640	1,244
Customer deposits	(926)	1,315
Other accrued liabilities	15	242
Net cash provided by operating activities	2,828	1,718

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	9	-
Purchases of property and equipment	(744)	(496)
Net cash used in investing activities	(735)	(496)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	32,768	31,133
Payments to line of credit	(32,394)	(32,145)
Principal payments on financing leases	(100)	(96)
Stock option exercises	-	35
Net cash provided by (used in) financing activities	274	(1,073)

Effect of exchange rate changes on cash	(14)	3

Net change in cash and cash equivalents	2,353	152
Cash and cash equivalents - beginning of period	1,675	2,481
Cash and cash equivalents - end of period	$4,028	$2,633

	THREE MONTHS
	ENDED March 31,
	2024	2023
RECONCILIATION OF NET INCOME TO EBITDA
($ in thousands)
Net Income	$765	$681
Interest	167	110
Taxes	223	262
Depreciation	442	465
Amortization	40	40
EBITDA	$1,637	$1,558

There are no material adjustments to EBITDA in 2022 or 2023.

Adjustments to EBITDA in 2021 include ($ in thousands):

●

In the third quarter of 2021, we recognized $5,209 related to the CARES Act Employee Retention Credit (ERC) as a reduction of costs of goods sold of $4,670, selling expense of $125, and general and administrative expense of $414. Nortech received ERC cash payment in two installments, the first in December 2022 and the second in May 2023.

●	CARES Act Paycheck Protection Program (PPP) loan forgiveness gain of $6,170 recorded in the fourth quarter of 2021.
●

Restructuring expense in 2021 of $327 related to the consolidation of our printed circuit board production capabilities into our center of excellence in Mankato, Minnesota and closure of our Merrifield, Minnesota plant.

●	Gain on sale of assets in 2021 of $141 related to the closure of our Merrifield, Minnesota plant.
●	Loss on abandonment of intangible assets in 2021 of $560 related to abandonment of the Devicix tradename.

($ in millions)	Last Twelve Months (LTM) Ended in Quarter
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Net Sales	$102.5	$105.5	$115.2	$123.8	$126.1	$132.0	$134.1	$138.3	$140.8	$138.9	$139.3	$138.7

Gross Profit $ - Adjusted	8.8	10.3	11.2	13.7	15.1	18.1	20.5	21.9	22.4	21.4	23.1	23.1
Gross Margin % - Adjusted	8.6%	9.7%	9.7%	11.0%	12.0%	13.7%	15.3%	15.8%	15.9%	15.4%	16.6%	16.6%

EBITDA - Adjusted	$(2.0)	$(0.7)	$(0.2)	$1.9	$2.5	$4.2	$5.8	$6.7	$6.8	$6.0	$8.0	$8.1

Contact

Andrew D. C. LaFrence
Chief Financial Officer and Senior Vice President of Finance
alafrence@nortechsys.com

952-345-2243